UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RADIATE RESEARCH INC.

(Exact name of Company as specified in its charter)

Not Applicable

(Translation of Company’s name into English)

Canada	1711	Not Applicable
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 444, 300 March Road,

  Ottawa, ON, K2K 2E2, Canada

(613) 599-9108

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Micah Grinstead

Suite 444, 300 March Road,

  Ottawa, ON, K2K 2E2, Canada

(613) 599-9108

Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Dobbs DAVID M. DOBBS P.C. 8655 Via De Ventura, , Suite G-200 Scottsdale, AZ 85258 Telephone (480) 922-0077	Robert L. Sonfield, Jr. Sonfield & Sonfield: 770 South Post Oak Lane Houston, Texas 77056, USA Telephone: (713) 877-8333 Fax: (713) 877-1547

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.                ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.                ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.                ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE (in US$)

Title of each class of securities being registered	Number of Shares to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Shares	1,637,400(1)	$0.10(2)	$163,740(1)	$19.27
Class A Common Shares issuable upon exercise of Warrants	2,000,000	$0.075	$150,000	$17.55
Total	3,637,400		$$313,740	$36.82

(1)

There is also registered hereunder an indeterminate number of shares of common stock as shall be issuable as a result of a stock split, stock dividend, combination or other change in the outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act.

(3)	The price per share is based upon the exercise price of the warrants pursuant to which such shares of common stock are issuable, in accordance with Rule 457(g).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act of 1933, as amended, may determine.

The information in this prospectus is incomplete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June_________, 2006

Prospectus

Radiate Research, Inc.

3,637,400 Shares of Class A Common Shares

This prospectus relates to our Class A Common Shares (“Common Stock”) being registered for possible resale, from time to time, to allow the shareholders identified in this prospectus (“Selling Shareholders”) to sell up to 3,637,400 shares of our Common Stock. The Selling Shareholders currently hold 1,637,400 shares of Common Stock and warrants to acquire 2,000,000 shares of our Common Stock. See the section in this prospectus entitled “Selling Shareholders” for the names of the Selling Shareholders.

We will receive no proceeds from the sale of any of our Common Stock by the Selling Shareholders. We will receive the proceeds from the Selling Shareholders’ exercise of warrants. However, the Selling Shareholders are under no obligation to exercise the warrants.

Our Common Stock is not traded on any securities exchange or on the OTC Bulletin Board. We have entered into discussions with market makers who have indicated their intention to apply to have our Common Stock quoted on the OTC Bulletin Board shortly after our registration statement becomes effective. Shortly thereafter we intend to apply to be quoted on the Frankfurt Exchange. We have estimated that our Common Stock will be sold at a price of $.10 per share.

Investing in our Common Stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. You should read the “Risk Factors” section of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June____, 2006.

Table of Contents

Prospectus Summary	5
Risk Factors	6
Forward-Looking Statements	10
Use of Proceeds	10
Dividends	11
Selected Financial Data	11
Management Discussion and Analysis of Financial Condition and Results	14

of Operations

Business	17
Management	18
Principal Shareholders	22
Related Party Transactions	23
Selling Shareholders	23
Plan of Distribution	28
Description of Share Capital	30
Taxation	36
Legal Matters	37
Where You Can Find More Information	37
Index to Financial Statements	38

Except as otherwise required by the context, all references in this prospectus to “we,” “us, “our,” the Company or “Radiate” refer to the operations of Radiate Research, Inc., a Canadian corporation.

Prospectus Summary

This summary provides a brief overview of some information about us and this offering. You should read the entire prospectus carefully including the risk factors and our financial statements and related notes before deciding to invest in our Common Stock.

Unless otherwise indicated all amounts included in this prospectus have been expressed in Canadian Dollars.

Our Company

We are a Canadian company involved in the development and sale of products for use with our low voltage foil heating system. Our primary product is the Mothers Warmth Comfort Change System designed to provide a warm and comfortable surface for changing baby’s diapers. We commenced sales activities in Canada in early 2005. We have targeted retail stores that specialize in baby products and we intend to continue to develop our market in Canada and commence marketing activities the United States. We have also developed products that use our heating system for floor heating but we have not generated sales to third parties.

Since inception (June 10, 2004) we have generated revenues of $35,890 and net losses of $658,232 and have no significant assets. Our auditors have expressed substantial doubt about our ability to continue as a going concern. We will need to raise US$150,000 over the next twelve months to continue in operation. As at May 31, 2006, the exchange rate between the Canadian Dollar and the US Dollar was 1.0996.

We were incorporated in Canada on June 10, 2004. On November 9, 2005 we undertook a corporate re-organization whereby each former common shareholder received two (2) new Common Shares and ninety-eight (98) Special Class “A” shares. Our principal office is located at Suite 444, 300 March Road, Ottawa, ON K2K 2E2, Canada and all of our executive administrative sales and research and development functions are based at that office. We have only one full time employee. Our telephone number at our principal office is (613) 599-9108.

Risk Factors

For a discussion of some of the risks you should consider before purchasing shares of our Common Stock, you are urged to carefully review and consider the section entitled “Risk Factors” in this prospectus.

The Offering

The selling Shareholders identified in the section below of this prospectus entitled “Selling Shareholders” are offering on a resale basis a total of 3,637,400 shares of the following shares of our Common Stock:

•	1,400,000 shares of our Common Stock issued in connection with our November 2005 private placement;
•	237,400 shares of our Common Stock issued to our existing shareholders as part of our November 9, 2005 corporate reorganization;
•	2,000,000 shares of our Common Stock issuable at a price of US$0.075 per share upon the exercise of warrants issued to certain of the Selling Shareholders in our December 10, 2005 private placement

The offering comprises 100% of the issued and issuable (upon exercise of the warrants) Common Stock of the Company.

On November 9, 2005 the Company underwent a Corporate Reorganization, pursuant to which each existing shareholder received 2 new common and 98 special shares for each 100 common shares held at the time of re-organization. The shares were issued on a pari passu basis such that each existing shareholder received their pro-rata share of the new common and new special shares.

Risk Factors

An investment in our Common Stock is very risky. You may lose the entire amount of your investment. Before you invest in shares of our Common Stock, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to purchase the shares of our Common Stock. The risks set out below are not the only risks we face.

We are a development stage company and we only have a limited operating history on which to evaluate our business or prospects.

Our business was formed in June 2004 and we have only a limited operating history on which you can base an evaluation of our business and prospects, with only approximately $35,890 in net revenue generated from our initial product over the period from June 10, 2004 (inception) to February 28, 2006. Accordingly, our business prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development. Those risks and uncertainties include whether or not there is a demand for our primary product, the Mothers Warmth Comfort Change System, and whether our product pricing is sufficiently attractive to cause the consumer to adopt our new product. If there is insufficient demand at a profitable price then we won’t be able to sustain our operations. We don’t know if we be able to develop any other products that will achieve market acceptance. If we are unable to do so we will be completely dependent upon the sales of one product.

We only have one full-time employee and one consultant neither of whom has managed the reporting requirements of a public company.

Mr. Micah Grinstead is our only full-time employee and he will be primarily responsible for developing our business and for managing our reporting requirements. Mr. Grinstead will be assisted by one consultant, Mr. Ross Tuddenham. Although both have substantial business experience neither has been responsible for the reporting requirements of a public company. One member of our Board of Directors, Mr. William Sklar has been responsible for the reporting requirements of public companies.

We will require additional financing in order to continue the development of our products and our business operations. Such financing may not be available on acceptable terms, if at all.

We currently are dependent on the sale of one product. We don’t know if it will achieve significant levels of market acceptance or if we will be able to develop other products that will achieve market acceptance. We may encounter unforeseen difficulties that may deplete our limited capital resources more rapidly than anticipated. We had only $45,078 of cash as of February 28, 2006 and we will need additional capital if we are not able to generate profitable sales in the next 12 months. We may be required to make significant product development expenditures and spend additional money to maintain and expand our marketing efforts. We may need to seek additional equity financing in the future if our products do not generate revenue or if our expenses are greater than expected. The timing and amount of any capital requirements cannot be predicted at this time. We cannot be sure that any financing will be available on acceptable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to continue, develop or expand our business, develop new products or penetrate existing markets at the rate desired and our ability to continue in business may be jeopardized. If adequate financing is not available, we may be required to terminate or significantly curtail our operations. This would have a negative impact on the value of your shares.

We have experienced significant losses since inception and there is doubt about our ability to continue as a going concern.

Our continued existence is dependent upon our ability to generate additional revenue, achieve profitability and maintain adequate financing arrangements. Our failure to do so would have severe consequences on our business, financial condition and results of operations. From inception through February 28, 2006, we have generated revenue of $35,890 and net losses from operation totalling $524,331 and net losses of $658,232 for the period after reflecting derivative liabilities. We had working capital of $49,617 as of February 28, 2006. Because of our limited revenue, our losses and our limited capital, our auditor has expressed doubt about our ability to continue as a going concern.

Our initial product is used for infant care and if it malfunctions and injures an infant or if other infant care or other products we develop cause injury we may be liable for such injury.

Our products are used in connection with infant care and home heating. Should these devices fail to perform as intended, or should these devices directly or indirectly cause injuries or illness to people, we may be required to incur substantial costs in defending against claims and may be required to pay damages arising from these actions. Damages awarded in a product liability action could be substantial and our financial condition would be negatively affected.

Our initial product uses a low voltage heating system that could become obsolete if someone develops a safer or more efficient technology and we must be able to adapt to any such changes in the market.

Our success will be dependent upon our ability to adapt to technological advances and changes in the industry. There is no assurance that we will be successful in our efforts in these respects. For example if another company discovers a means of effective low temperature heating such as radiant heating systems, it may have a negative impact on us. We must also keep abreast of technological advances such as improved High Temperature Systems (such as furnaces and radiators).

We only have one officer Mr. Micah Grinstead and our success will depend upon the continued services of Mr. Micah Grinstead.

Our success will depend upon the continued services of our President: Micah Grinstead, President. Although the members of our Board of Directors have significant business experience they are not responsible for day-to day business operations. The loss of his services could have a material adverse effect upon our business. Although we don’t believe it would cause us to cease operations, we would have to locate a replacement for Mr. Grinstead. We currently do not maintain any key personnel insurance and we have no employment agreements with him.

We have never declared any dividends and we are not likely to declare any in the near future.

We have not declared any dividends since inception, and we have no present intention of paying any cash dividends on our Common Stock in the foreseeable future. The payment of dividends, if any, in the future, rests in the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition.

The issuance of additional shares may impact the value of our Common Stock.

We have an unlimited number of authorized shares of Common Stock. We may issue more shares to fund our operations. Sales of substantial amounts of Common Stock (including shares issuable upon the exercise of stock options, the conversion of notes and the exercise of warrants), or the perception that such sales could occur, could materially adversely affect prevailing market prices for our Common Stock and our ability to raise equity capital in the future. In addition, our board of directors has the authority without further shareholder approval to issue special shares with rights superior to those currently held by our common shareholders.

On October 17, 2005 we entered into a Securities Purchase Agreement involving the potential issuance of 47,791,667 Common Shares, whereby investors subscribed for a combination of Common Shares and warrants which would yield up to US$780,000 to us should all the warrants be exercised. The exercise of the warrants and issuance of additional shares of Common Stock could potentially result in a significant dilution to the holders of our Common Stock

Radiate is a Canadian company and it may be difficult for United States shareholders to effect service on or to realize on judgments obtained against Radiate in the United States.

Radiate is a Canadian corporation. All of our directors and officers are residents of Canada and a significant part of our assets are, or will be, located outside of the United States. As a result, it may be difficult for shareholders resident in the United States to effect service within the United States upon us or upon, directors, officers or experts who are not residents of the United States, or to realize in the United States judgments of courts of the United States predicated upon civil liability of Radiate, or directors or officers. Accordingly, United States shareholders may be forced to bring actions against Radiate and our directors and officers under Canadian law and in Canadian courts in order to enforce any claims that they may have against Radiate or our directors and officers.

There may be material tax consequences to United States investors

There may be material Canadian federal income tax consequences that apply to a shareholder who is resident in the United States of America. You should consult with your own tax adviser to determine whether an investment in the Common Stock of Radiate is appropriate for you.

Our Officers and Directors and existing shareholders own a substantial interest in our voting shares including our Class A Special Shares and Class B Special Shares and purchasers of our Common Stock offered pursuant to this prospectus will not have a significant voice in our management.

Our officers and directors currently collectively own approximately 2.06% of our issued and outstanding shares of Common Stock. However, these officers and directors also own Class A and B Special Shares which are convertible at the option of the holder eighteen months after December 10, 2005. Collectively, our Class A Special Shares and Class B Special shares are entitled to voting rights equal to the number of shares of Common Stock into which they are convertible. The Class A Special Shares are convertible into the number of shares that equal 75% of the then outstanding number of share of Common Stock. Each Class B Special Share is convertible into five shares of Common Stock. Upon conversion our officers and directors will collectively own approximately 26.46% of the common shares and hold 26.46% of the voting rights. The holders of our Class A Special Shares and Class B Special Shares, if acting together, will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

There is no market for our Common Stock and there will be no market until a market maker agrees to quote our stock and makes an application for listing our stock on the OTC Bulletin and our application is accepted.

There is no market for our Common Stock and there will be no market for our Common Stock in the United States until it is quoted on the OTC Bulletin Board. No application has been filed but we intend to have our shares quoted on the OTC Bulletin Board. No assurance can be given that our Common Stock will be quoted on the OTC Bulletin Board or elsewhere.

Even should our stock be approved for quotation by a market maker through the over-the-counter bulletin board, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts.

Should our application for listing on the Frankfurt Exchange not be accepted, non-Canadian domiciled shareholders will be subject to Canadian tax consequences on their disposition of our shares.

No application has been filed, but we intend for our shares to trade on the Frankfurt Exchange. The OTC Bulletin Board is not a “proscribed exchange” for purposes of the Canadian Income Tax Act and Regulations there to. Failure to obtain a Frankfurt Exchange listing, which is a “proscribed exchange”, could result in adverse Canadian Income Tax results for our non-Canadian domiciled Shareholders, in that they will become subject to Canadian Income Tax on the proceeds of their disposition of our shares as the shares were not traded on a “proscribed exchange”.

Our success will depend on our ability to protect our proprietary technology.

Our rights to a substantial portion of our technology are as the assignee of United States patent applications. We have not been granted any patents and we don’t know when or if any patents will be granted. We hold no U.S. trademarks. Our patent application for our Infant Warming System is now under review by the United States Patent and Trademark Office. All rights regarding the patent have been assigned to us. We are also the assignee of a design patent for the heated contour change pad. All rights have been assigned to Radiate. We are not able to predict the likelihood or timing of a grant of our applications. If our applications are granted we may nevertheless be required to defend our products from patent infringement and maintain our trade secrets. Failure to do so may introduce competition that could significantly reduce our ability to generate revenue.

The sale or transfer of our Common Stock by shareholders in the United States will be subject to the so-called “penny stock rules.”

It is likely that shares of our Common Stock, assuming a market were to develop in the United States, will be subject to the regulations on the sale of penny stocks; consequently, the market liquidity for the Common Stock may be adversely affected by such regulations limiting the ability of broker/dealers to sell our Common Stock and the ability of shareholders to sell their securities in the secondary market in the US. Broker dealers who sell penny stocks must give purchasers a risk disclosure document and must make a determination that the penny stock is suitable for the purchaser and obtain the purchaser’s written agreement to purchase. Some broker /dealers don’t sell penny stocks. Accordingly, you may not be able to resell shares of our Common Stock at times and prices you feel are appropriate.

Moreover, our shares may only be sold or transferred by shareholders in those jurisdictions in the United States in which an exemption for such “secondary trading” exists or in which the shares may have been registered.

Forward-Looking Statements

This prospectus contains various forward-looking statements that are based on our beliefs as well as assumptions made by and information currently available to us. For this purpose, any statements contained in this Prospectus that are not statements of historical fact may be deemed to be forward-looking statements. When used in this Prospectus, the words “believe,” “expect,” “anticipate,” “estimate,” “plan” and similar expressions are intended to help identify forward-looking statements. These statements are subject to certain risks, uncertainties, and assumptions, including those identified under “Risk Factors” above. These statements by their nature involve substantial risks and uncertainties and actual results may differ materially depending on a variety of factors, many of which are not within our control. These factors include, but are not limited to, economic conditions generally and in our industry; competition within our industry, including competition from much larger competitors; technological advances which could render our products less competitive or obsolete; failure by us to successfully develop new products or to anticipate current or prospective customers’ product needs; price increases or supply limitations for components purchased by us for use in its products; and delays, reductions, or cancellation of orders that may be placed with us. There can be no assurance that we will be able to develop our products or markets for our products in the future.

Use of Proceeds

We will not receive any proceeds from the Selling Shareholders’ sale of shares of our Common Stock. However, we will receive the US$150,000 proceeds from any sale of 2,000,000 shares of our Common Stock to the Selling Shareholders upon the exercise of the Selling Shareholders’ warrants, when and if they are exercised. If the Selling Shareholders exercise their warrants, then we expect to use substantially all the net proceeds for research and development of our products, and expansion of sales and marketing activities, and other general working capital and corporate purposes. The US$150,000 raised from the exercise of the warrants will allow us to meet our objectives for the next twelve months. The amounts we actually expend for working capital and other purposes may vary significantly and will depend on a number of factors including, but not limited to, the actual net proceeds received, the amount of our future revenues and other factors described under “Risk Factors.” Accordingly, our management will retain broad discretion in the allocation of the net proceeds of these funds.

Dividends

We have never declared or paid any cash dividends on our Common Stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the near future. Our board of directors has sole discretion to pay cash dividends or other dividends with respect to our Common Stock based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

Selected Financial Data

The following table sets forth, for the period indicated selected financial and operating data for Radiate. This information should be read in conjunction with our financial statements and notes thereto. The selected financial data provided below are not necessarily indicative of our future results of operations or financial performance. We have not paid any dividends on our common shares and we do not expect to pay dividends in the foreseeable future.

The year end financial statements of Radiate have been audited by Malone & Bailey, PC, independent registered public accountants. The financial statements are maintained in Canadian dollars, and have been prepared in accordance with accounting principles generally accepted in the United States.

	Inception Through February 28, 2006	Nine Months Ended February 28, 2006	Inception Through May 31, 2005
Statement of Operations Data
Sales	$ 35,890	$ 28,436	$ 7,454
Cost of goods sold	49,253	36,239	13,014
Gross loss	(13,363)	(7,803)	(5,560)
Net loss from operations	(524,331)	(310,791)	(213,539)
Net loss	(658,232)	(444,692)	(213,539)
Net loss per share, basic and diluted	N/A	(1.03)	(0.04)

	February 28, 2006	May 31, 2005
Balance Sheet Data
Total assets	$ 83,078	$ 34,445
Total current liabilities	30,056	28,008
Derivative liability	133,901	–
Total liabilities	163,957	28,008
Total shareholders’ equity (deficit)	(80,879)	6,437

Number of shares outstanding:
Class A convertible special shares	11,632,600	–
Class B convertible special shares	70,000	–
Class A common stock	1,637,400	–
Common stock	–	10,850,000

The “Assets” figures contained in the above table, and in the table below, include an item described as “Value Added Taxes Recoverable”. Value Added Taxes Recoverable is made up of value-added tax amounts incurred on qualified Canadian expenditures net of Value Added Taxes charged on specified sales that are refundable from the Government of Canada. This amount is not related to other income.

Currency Exchange Rate Information

The rate of exchange means the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs proposed by the Federal Reserve Bank of New York. The average rate means the average of the exchange rates on the last date of each month during a year1.

	2005	2004
High Low Average for Period End of Period	$1.2555 $1.1610 $1.2114 $1.1630	$1.3970 $1.1775 $1.3015 $1.2034

The exchange rate on May 31, 2006 was $1.0996.

The high and low exchange rates for the nine months through February 2006 are as follows:

	June 2005	July 2005	August 2005	September 2005	October 2005	November 2005	December 2005	January 2006	February 2006
High Low	1.2451 1.2374	1.2273 1.2194	1.2087 1.2005	1.1819 1.1743	1.1818 1.1736	1.1852 1.1778	1.1646 1.1583	1.1621 1.1536	1.1521 1.1461

1Data obtained from the Bank of Canada.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We have been engaged in the research, development and sale of our primary product, Mothers Warmth Comfort Change System since our inception on June 10, 2004. Our revenue to date has consisted of (1) sales of floor heating applications and (2) sales of the Mothers Warmth Comfort Change Systems commencing in January 2005.

We believe the following accounting policies are the most critical to us, in that they are important to the portrayal of our financial statements and they require our most difficult, subjective or complex judgments in the preparation of our financial statements:

Revenue Recognition

We recognize revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured. We earn revenue from our direct sale of our products and from the receipt of royalties from our licensee. As we are not directly involved in the sales by our licensee, we are not aware of our entitlement to royalties until advised by the licensee. For direct sales of merchandise, we recognize revenue upon the passing of title to the purchaser. For sales of heating solutions, we only recognize revenue upon completion of the installation as we are not able to determine the ultimate costs until the job is complete.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (R), “Accounting for Stock-Based Compensation”. SFAS No. 123 (R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS No. 123 (R), only certain pro forma disclosures of fair value were required. SFAS No. 123 (R) shall be effective for small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of this new accounting pronouncement is not expected to have a material impact on the financial statements of Radiate during the calendar year 2006.

Results of Operations

For the period from June 10, 2004 (Inception) through February 28, 2006

Revenue

We generated of Revenue of $35,890 and incurred Cost of Goods Sold of $49,253 for the period from June 10, 2004 (inception) through February 28, 2006. For fiscal 2005 and for the nine months ended February 28, 2006 we earned no Royalty Revenue. Revenue was generated from the direct sales of Mothers Warmth warming pads to customers and from the installation of heating solutions. The Gross Loss was attributable to estimation issues associated with the installation of heating solutions, and start up costs during our initial year of operations together with additional product costs incurred due to low volumes.

Operating Expenses

We expended $510,968 on operating costs for the period from June 10, 2004 (Inception) through February 28, 2006. Operating costs included Consulting Fees of $263,538 paid to seven consultants during the period; Research and Development of $58,299; Professional Fees of $89,418 and General and Administrative Costs of $99,713.

We incurred a net loss for the period from June 10, 2004 (Inception) through February 28, 2006 from operations of $524,331 and a net loss since inception of $658,232.

Liquidity and Capital Resources

At February 28, 2006 we had Current Assets of $79,673, Capital Assets of $3,405 being computer equipment and Total Assets of $83,078. The Current Assets were comprised of Cash of $45,078, Receivables of $22,721 from trade debtors, Value-added rates receivable of $4,521, Inventory of Raw Materials and Finished Goods of $7,353.

At February 28, 2006 we had computer equipment with a net value of $3,405.

We had total liabilities of $163,957 as of February 28, 2006, consisting of current liabilities of $25,106 for accounts payable and accrued liabilities, and $4,950 of a loan payable to a related party. Non-current liabilities consist of a derivative liability of $133,901, in conformity with FAS 133, recognized in the event that we may incur obligations associated with the 2,000,000 share warrants outstanding.

We had working capital of $49,617 at February 28, 2006.

We had a total accumulated deficit of $658,232 as of February 28, 2006.

We used $502,245 for operating activities for the period from June 10, 2004 (inception) through February 28, 2006, which included a net loss of $658,232 as well as an increase in accounts payable and accrued expenses of $30,056 net of what we were able to generate from operating activities by increases in accounts receivable of $22,721; Value Added Taxes recoverable of $4,521; and inventory of $7,353. Expenses included in the Net loss for the period not involving an outlay of cash included $26,250 of services satisfied by a share issuance; depreciation of $375 and loss on derivative liability of $133,901.

We had $551,103 in net cash provided by financing activities for the period June 10, 2004 (inception) to February 28, 2006 from the sale of our common stock.

We spent $3,780 to acquire computer equipment during the period from June 10, 2004 (inception) to February 28, 2006.

We believe we can satisfy our cash requirements until the end of the second quarter of 2007 assuming the US$150,000 subscription of share warrants previously issued. The timing of the exercise of the warrants is uncertain. As of the date of this Prospectus no warrants have been exercised.

If we don’t have sufficient funds to continue our operations as planned, we plan to scale down our operations; delay our entry into the United States marketplace; rely more heavily upon our licensee to distribute our products [as under the license agreement with our licensee, the licensee is solely responsible for the working capital requirements of the sales]; and/or accrue salaries and expenses until additional financing can be raised. However, there can be no assurance that any of the warrants will be exercised or that new capital will be available to us, or that adequate funds for our operations, or will be available on terms satisfactory to us. We have no commitments from officers, directors or affiliates to provide funding. Our failure to obtain adequate additional financing may require that we delay, curtail or scale back some or all of our operations. Any additional financing may involve dilution to our then-existing shareholders.

From June 1, 2005 through February 28, 2006, we sold 1,614,000 shares of our Common Stock and 856,000 shares of our Class A Special Shares resulting in net proceeds of $330,418 and we issued 70,000 Series B Special Shares for $26,500 for consulting services.. Our working capital is sufficient for our current purposes.

On October 17, 2005 the company entered into a Securities Purchase Agreement involving the potential issuance of 47,791,667 Common Shares, whereby investors would subscribe for a combination of Common Shares and warrants which would yield up to US$780,000 to the company should all the warrants be exercised. Should the Company receive the entire potential proceeds from the Securities Purchase Agreement, the Company would be able to aggressively enter the United States marketplace, and develop other commercial applications for its foil-heating technology.

Our independent registered accounting firm issued its report that included an explanatory paragraph to highlight items that raise substantial doubt about our ability to continue as a going concern, and the financial statements as presented do not include any adjustments relating to the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

Amounts spent during each of last two years on research and development activities

Our Research and Development expenses since inception relates to developing systems and equipment utilizing foil-heating technology. Since inception we have spent $58, 299 on Research and Development.

Business

Overview

Radiate Research, Inc. was incorporated in Canada on June 10, 2004. Since inception we have been engaged in research and development of our primary product, Mothers Warmth Comfort Change System. We are currently developing a range of products for use with the low voltage foil system. Since inception we have generated revenues of a total of $35,890.

Our Mothers Warmth Comfort Change System has been placed in retail locations across Ontario, Canada, including, Ottawa, Kemptville, Barrie, Calgary and Toronto.

Products

The Mothers Warmth Comfort Change System (“Change System”) is a contour change pad that has an embedded low voltage heating element. This element is regulated to approximately 31(C to equal the surface body temperature of an adult human. The temperature is regulated by an embedded thermostat that prevents the unit from overheating. The heating element of the Change System is based on a low voltage flat foil system that is only approximately 0.2mm thick. The foil is comprised of two sheets of polyester with aluminium foil patterns laminated between these sheets.

The Change System includes the heated change pad, a terry cloth cover and a fleece blanket. The Change System will also warm diapers, wipes, and ointment as a by-product of its normal function. One benefit of the Change System is that the infant is less aroused during the changing process.

The Change System is currently manufactured pursuant to the terms of a License Agreement with Abond Corporation (“Abond”). We have granted Abond a five–year non-exclusive license to manufacture and sell the Change Systems and any improvements or alterations.

We have also developed heated floor products using the low voltage elements. We don’t presently expect to actively market these products.

Competition

We are involved primarily in the infant accessory market. Although there are a number of products that include contour changing tables, and warming devices for baby wipes we are not currently aware of any competitive products that include the features of our Mother’s Warmth Contour Comfort Change System.

We also have developed products for the floor heating market that we don’t presently intend to market. There are several competitors in the radiant floor heating market.

Research and Development, Patents and Licenses

Since inception in June 2004 we have been engaged in research and development of products using a low voltage foil heating system. We have focused our efforts on the infant accessory market and the home comfort market. We intend to focus on the infant accessory market in the future. We have expended approximately $58,299 on research and development of our low voltage foil heating system and the development of our Mothers Warmth Comfort Change System and related products.

We are the assignee of a United States design patent application for a heated change pad system that was originally filed with the United States Patent and Trademark Office in December 2004. We are the assignee of a United States utility provisional patent application filed in March of 2005.

Sales and Marketing

We have targeted the specialty infant retail stores in Canada and we intend to target the same market in the United States. Our sales strategy includes using Abond to sell to large retailers in Canada. Under the terms of our license agreement Abond is entitled to sell to retailers with more than 15 stores. Abond has agreed to pay us an annual royalty of 7% of the Net Sale Price of our Change System payable quarterly. The term of our license agreement is five years. Abond is not the exclusive licensee or distributor. During the third, fourth and fifth year of the agreement total payments including royalties shall not fall below 75% of the total payments including royalties of the previous year. We have the right to buy back the rights granted to Abond for the lesser of $550,000 or four times the cumulative payments made by Abond to us during the term of the agreement. Abond intends to market our Change System under its own brand.

Property

Our executive office is located at Suite 444, 300 March Road, Ottawa, ON, K2K 2E2, Canada.

Employees

We currently have one full time employee and one consultant.

Management

The names, ages and titles of our directors and executive officers are set forth below:

Name	Age	Position	Other Reporting Companies in Canada or the United States
			Company	Position
Micah Grinstead	42	President & CEO – Director	None	None
Chris Skillen	58	Director	Endo Networks Inc Park Avenue Investments, Inc.	Chairman, Director
Harry Keays	55	Director	None	None
Edward Napke	81	Director	None	None
Ronen Katz	42	Director	None	None
William L Sklar	57	Director	Pathogenics, Inc PaperFree Medical Solutions, Inc.	Director President, Director

The following sets out the principal occupations and related experience for the directors and senior officers of the Company over the past five years.

Micah Grinstead - Director and President

Mr. Grinstead is President of the Company and has been a Director since May 2, 2005. Mr. Grinstead was Vice President of Radiate from June 2004 until May 2005. He was employed as Vice President of Operations of SimmicNet, Inc. from March 2002 through May 2004. He was employed as Manager of Canadian operations by Downslake Microsystems from October 2001 through March 2002. Mr. Grinstead was employed as Manager of Manufacturing by SiGEM, Inc. from March 1999 to September 2001. Prior thereto, he gained extensive progressive operational experience, manufacturing both on and off shore. His employment background includes such companies as Siltronics, SilCom Research Limited, GDI Hong Kong as Manager of Canadian Operations, and Cygnus Satellite Systems.

Chris Skillen – Director

Mr. Skillen has been a Director of the Company May 2, 2005. For the past five years Mr. Skillen has been President of a consulting company providing investment and advisory services to small and medium sized technology companies. Mr. Skillen founded The Crowntek Business Centers, a significant Canadian computer distributor in the early eighties. Mr. Skillen was CEO of Telepanel Systems Inc., a TSX and Nasdaq listed company until August 2000. Mr. Skillen is Chairman of Metasoft Systems Inc., a Vancouver company, which provides online searchable databases to non-profit organizations and charitable foundations in North America. Mr. Skillen is also Chairman of Endo Networks Inc., a Nasdaq listed company providing consumer engaging applications through the internet and kiosk interfaces. Mr. Skillen is also a director of Park Avenue Investments, Inc. a TSX-V listed company. Mr. Skillen is also a director and advisor in a number of private companies including Hotspex and ES3.

Harry Keays – Director

Mr. Keays has been a Director since October 26, 2005. Mr. Keays graduated from Queens University in 1973. Mr. Keays has served as the President of Keays Business Management, Inc. for the past five years. He was previously employed as the Chief Financial Officer of United Marine Electronics and Communications, Inc. formerly known as United Telephone Company, Ltd. He is a member of the Institute of Chartered Accountants of Ontario.

Dr. Edward Napke, MD - Director

Dr. Napke is retired and has been a Director since October 26, 2005. For the previous five years Dr. Napke has served as a consultant for a World Health Organization Collaborating Centre for Drug Monitoring. He served as the Canadian representative in developing the World Health Organization drug monitoring program. Dr. Napke is retired.

Ronen Katz - Director

Mr. Katz has been a Director since October 26, 2005. Mr. Katz was employed by Abond Corporation in 1987. In 1996 he became President of Abond Corporation and he continues to serve in that capacity.

William Sklar – Director

Mr. Sklar has served as a Director since October 26, 2005. Mr. Sklar has served as a consultant with Willmar Management Corp. since 1988. Since September 2004 Mr. Sklar has been the President and a Director of PaperFree Medical Solutions, Inc., a company trading on the OTC BB. He has also served as a Director of Pathogenics, Inc., a public company since January 2005.

From July 1983 to October 1988 Mr. Sklar was the owner of Western Bag & Burlap a textile manufacturer.

Ross Tuddenham - Senior Advisor

Mr. Tuddenham has served as a consultant to Radiate since March 2005. In 2004 to 2005 he served as a consultant to SM Systems, a strategic sourcing solutions company. Since 1999, Mr. Tuddenham has been retired. He has been involved in the creation, acquisition, management and structuring of businesses for the past thirty years.

Neither the Company nor any of its officers, directors or controlling shareholders has (i) been the subject of any penalties or sanctions imposed by a court relating to Canadian securities legislation or by a Canadian securities regulatory authority, (ii) entered into a settlement agreement with a Canadian securities regulatory authority, or (iii) been subject to any other penalties or sanctions imposed by a court or regulatory authority that would likely be considered important to a reasonable investor making an investment decision.

Executive Compensation

There is presently one Executive Officer of Radiate, Micah Grinstead, President & CEO.

“Executive Officer” means the president, any vice-president in charge of a principal business unit such as sales, finance or production, any officer of the Company or a subsidiary who performs a policy-making function for the Company whether or not that person is also a director of the Company or the subsidiary, and the chairman and any vice-chairman of the board of directors of the Company if that person performs the functions of that office on a full-time basis.

Set out below is a summary of compensation paid during the Company’s most recently completed fiscal year to the Company’s Executive Officers:

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation			Long Term Compensation			All Other Compen-sation ($)
					Awards		Payouts
		Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Securities Under Options/ SARs Granted (#)	Restricted Shares or Restricted Share Units ($)	Long Term Incentive Plan Payouts ($)
Micah Grinstead President and Director	2005	$15,000	$0	$0	$0	$0	$0	$0
Ross Tuddenham Senior Advisor	2005	0	0	0	0	0	0	0
Chris Skillen Director	2005	0	0	0	0	0	0	0
Dr. Edward Napke-Director	2005	0	0	0	0	0	0	0
William L Sklar Director	2005	0	0	0	0	0	0	0
Ronen Katz Director	2005	0	0	0	0	0	0	0
Harry Keays Director	2005	0	0	0	0	0	0	0

Options and Stock Appreciation Rights (SARs)

No options or SARS have been granted to Directors, Officers or employees of the Company. The board of Directors of the Company have not adopted a stock option plan but may do so in the future. The terms of any such plan have not been determined.

Compensation of Directors

The Company has no arrangements, standard or otherwise, pursuant to which directors are compensated by the Company for their services in their capacity as directors, or for committee participation, involvement in special assignments or for services as consultant or expert during the most recently completed financial year.

None of our directors have received any manner of compensation for services provided in their capacity as directors during the Company’s most recently completed financial year.

Long Term Incentive Plan (LTIP) Awards

The Company does not have LTIP awards pursuant to which cash or non-cash compensation is intended to serve as an incentive for performance whereby performance is measured by reference to financial performance or the price of the Company’s securities, was paid or distributed.

Defined Benefit or Actuarial Plan Disclosure

The Company has no defined benefit or actuarial plans

Board Practices

The board of Directors of the Company is currently comprised of Micah Grinstead, Harry Keays, Dr. Ed Napke, Chris Skillen, Ronen Katz and William L. Sklar. Each Director of the Company is elected annually and holds office until the next Annual General Meeting of Shareholders unless that person ceases to be a Director before that date. As soon as reasonably practicable after the effective date of our registration statement we intend to establish an audit committee comprised of independent directors who have suitable financial expertise.

Employment Agreements

We currently have no employment agreements.

Principal Shareholders

The following table lists as of February 28, 2006 the share ownership of all of our Directors, executive officers, and holders of 5% or more of our outstanding Common Stock on both an issued and fully diluted basis. The A and B Special Shares, while unconverted have voting rights which are not reflected in the percentage of Shares Held in the Current Holdings column below. We have no incentive stock options outstanding.

	Current Holdings
Name and Position	Number of Common Shares Held	Percentage of Shares held (%)	Number Of Class “A” Shares Held	Warrants
Micah Grinstead, President and Director	32,000	0.88%	1,568,000	*
Harry Keays, Director	3,000	0.08%	147,000	*
Dr. Edward Napke, Director	3,800	0.10%	186,200	*
Chris Skillen, Director	36,000	0.99%	1,764,000	*
William L Sklar, Director	*	*	*	*
Bayside Associates Ltd. (4)	280,000	18.69%	*	400,000
Manillo Investors, Ltd. (5)	280,000	18.69%	*	400,000
Kensington Group, Ltd. (6)	280,000	18.69%	*	400,000
Trufello Associates, Ltd. (7)	280,000	18.69%	*	400,000
Castlegate Group Ltd (8)	280,000	18.69%	*	400,000

	To Be Issued	Post Conversion
Name and Position	Number (2)of Class “B” Shares	Number of Common Shares Held	Percentage of Shares held (%)
Micah Grinstead, President and Director	*	*	10.22%	(1)
Harry Keays, Director	*	276,744	0.96%	(1)
Dr. Edward Napke, Director	*	350,543	1.21%	(1)
Chris Skillen, Director	*	3,320,932	11.50%	(1)
William L Sklar, Director	50,000	250,000	0.86%	(2)
Bayside Associates Ltd. (4)	*	680,000	2.33%	(3)
Manillo Investors, Ltd. (5)	*	680,000	2.33%	(3)
Kensington Group, Ltd. (6)	*	680,000	2.33%	(3)
Trufello Associates, Ltd. (7)	*	680,000	2.33%	(3)
Castlegate Group Ltd (8)	*	680,000	2.33%	(3)

(1)	after conversion of the Class A Special Shares
(2)	after issuance on February 6, 2006 and conversion of the Class B Special Shares
(3)	after the exercise of the warrants held by the holder and after taking into consideration the conversion of outstanding Preferred Class A and Class B Special Shares.
(4)

Margareta Hedstrom is the dispositive authority over the securities held in the name of Bayside Associates, Ltd. (“Bayside”). The address for Bayside is Hunkins Waterfront Plaza, P.O. Box 556, Main Street, Memorial Square, Nevis, West Indies. The amount listed for Bayside includes 100% of the shares issuable upon exercise of the warrants held by Bayside Associates, Ltd

(5)

Roger Brewer is the dispositive authority over the securities held in the name of Manillo Investors, Ltd. (“Manillo”). The address of Manillo is Hunkins Waterfront Plaza, P.O. Box 556, Main Street, Memorial Square Nevis, West Indies. The amount listed for Manillo includes 100% of the shares issuable upon exercise of the warrants held by Manillo Investors, Ltd.

(6)

James Loughran is the dispositive authority over the securities held in the name of Kensington Group, Ltd. (“Kensington”). The address for Kensington is Suite 4002a, Central Plaza, 18 Harbour Road, Wanchai,

Hong Kong. The amount listed for Kensington includes 100% of the shares exercise of the warrants held by Kensington Group, Ltd.

(7)

Sophie Leacacos is the dispositive authority over the securities held in the name of Trufello Associates, Ltd. (“Trufello”). The address of Trupello is Hunkins Waterfront Plaza, P.O. Box 556, Main Street, Memorial Square, Nevis, West Indies. The amount listed for Trufello includes 100% of the shares issuable upon exercise of the warrants held by Trufello Associates, Ltd.

(8)

Barry Taleghany is the dispositive authority over the securities held in the name of Castlegate Group, Ltd. (“Castlegate”). The address for Castlegate is Suite 4002a, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong. The amount listed for Castlegate includes 100% of the shares issuable upon exercise of the warrants held by Castlegate Group, Ltd.

As of May 31, 2006 Radiate had 54 shareholders of record. Other than as disclosed above we are not aware of any other company, any foreign government or any other person, jointly or severally, that directly or indirectly controls Radiate. We are not aware of any arrangements the operation of which may at a future date result in a change in control of Radiate.

Related Party Transactions

We entered into a License Agreement with Abond Corporation on March 9, 2005. One of our Directors, Mr. Ronen Katz is an officer and director of Abond Corporation and he owns 50% of the outstanding common stock of Abond. The License Agreement grants Abond Corporation the non-exclusive right to manufacture and market our Mothers Warmth Comfort Change System for a period of five years. The License Agreement requires that Abond Corporation pay us an annual royalty of seven percent (7%) of the Net Sales Price of Change System. To date, Abond has not made any sales and no royalties have been earned by the Company. We believe the terms of the license agreement with Abond are as favorable as terms that could have been obtained from an unaffiliated source.

We made payments of $78,000 to John Roberts for the period ending May 31, 2005. Mr. Roberts was a member of our Board of Directors and he was our President until May 2, 2005. He was paid this amount primarily as a consulting fee. He was also reimbursed for expenses related to travel, entertainment and business development.

A former director made a loan to us of $4,500. Interest of $450 has been accrued on the loan. The loan is still outstanding and bears interest at the rate of 12% per annum.

Selling Shareholders

The following table sets forth the name of each Selling Shareholder, the number of shares of Common Stock and the number of shares underlying the warrants owned by each Selling Shareholder. Because the Selling Shareholders may sell all, a portion or none of their shares, no estimate can be made of the aggregate number of shares that may actually be sold by any Selling Shareholder or that may be subsequently owned by any

Selling Shareholder. The shares offered by this prospectus may be sold from time to time by the Selling Shareholders listed below. This table includes shares of Common Stock owned outright by the Selling Shareholders listed below, as well as shares of Common Stock underlying warrants owned by the Selling Shareholders.

Selling Shareholders Name & Address	Column A Number Of Shares Beneficially Owned Before Offering(1)	Column B Number Of Shares Offered By Selling Security holder	Column C Number Of Shares Offered By Selling Security holder Upon Exercise Of Warrants(2)	Column D Percent of Class(3)

Column A	Column B	Column C	Column D

John R. Allen

40 Kingsford Crescent,

Ottawa, Ontario

K2K 1T4 Canada	3,000	3,000	3,000	*

Azra Alvi

76 Charing Road

Nepean, Ontario

K2G 4C9 Canada	800	800	800	*

Michelle Bégin

70 MacNabb Place,

Rockliffe Park, Ontario

K1L 8J4 Canada	3,000	3,000	3,000	*

Richard Bertrand

32 Selwyn Crescent

Ottawa, Ontario

K2K 1N8Canada	1,000	1,000	1,000	*

Angela Borrello

52 Ashburn Drive

Nepean, Ontario

K2E 6N3 Canada	1,000	1,000	1,000	*

John R. Booth

1050 Morrison Dr, 3rd Floor

Ottawa, ON

K2H 8K7 Canada	2,000	2,000	2,000	*

Robert A. Broomfield

2450 Upper Dwyer Hill Rd

RR#2 Carp, Ontario

K0A 1L0 Canada	3,000	3,000	3,000	*

Mary Pat Burroughs-

Davidson

109 James Street

Ottawa, Ontario

K1B 5M2 Canada	2,000	2,000	2,000	*

Roberta J. Cain

55 Robinson Avenue

Ottawa, Ontario

K1N 8N8 Canada	1,500	1,500	1,500	*

Sandro Campagna

1316 Squire Drive

Manotick, Ontario

Canada	1,000	1,000	1,000	*

Sebastian Citro

101-C 997 North River Rd

Ottawa, Ontario

K1K 3V5 Canada	3,000	3,000	3,000	*

Richard Clark

73 Seabrooke Drive

Ottawa, Ontario

K2L 2K4 Canada	3 ,000	3,000	3,000	*

Margaret A. Coolen

31 Drainie Dr.,

Ottawa, Ontario

K2L 3J8 Canada	1,200	1,200	1,200	*

David R. Cox

9 McKay Crescent

Unionville, Ontario

L3R 3M7 Canada	3,000	3,000	3,000	*

Elizabeth Dattilo

27 Cinnabar Way

Stittsville, Ontario

K2S 1Y6 Canada	3,000	3,000	3,000	*

John W. Davies

7 Oakes Wood

Ottawa, Ontario

K2K 2B3 Canada	800	800	800	*

T.G. Davies

7 Oakes Wood Lane

Ottawa, Ontario

K2K 2B3 Canada	800	800	800	*

David Edwards

23 Golding Crescent

Ottawa, Ontario

K2K 2N9 Canada	1,000	1,000	1,000	*

Douglas J. Edwards

65 Brecken Drive

Keswick, Ontario

L4P 4A6 Canada	3,000	3,000	3,000	*

Micah Grinstead

778 Pattersons Corners Rd

RR#2

Oxford Mills, Ontario

K0G 1S0 Canada	32,000	32,000	32,000	*

David J. S. Hamilton

55 Robinson Avenue

Ottawa, Ontario

K1N 8N8 Canada	1,500	1,500	1,500	*

J.D. Family Trust (4)

7 Oakes Wood

Ottawa, Ontario

K2K 2B3 Canada	3,000	3,000	3,000	*

J.R. Saint & Associates Insurance

Agencies Ltd. (5)

1550 Laperriere Ave, Ste 100

Ottawa, ON

K1Z 7T2 Canada	1,000	1,000	1,000	*

Mary P. Jardine

13 Myrle Avenue

Nepean, Ontario

K2H 8E5 Canada	2,000	2,000	2,000	*

Joan & Stewart Smith

84 Pentland Place

Ottawa, Ontario

K2K 1V8 Canada	3,000	3,000	3,000	*

Harry Keays

20 Forsyth Lane

Ottawa, Ontario

K2H 9G9 Canada	3,000	3,000	3,000	*

Bill Kiss

307 Beechgrove Avenue

Ottawa, Ontario

K1Z 6R4 Canada	1,000	1,000	1,000	*

John LaGamba

8 Winton Road

Toronto, Ontario

M4N 3E3 Canada	3,000	3,000	3,000	*

George Langill

17 Windeyer Crescent

Ottawa, Ontario

K2K 2P1 Canada	3,000	3,000	3,000	*

Leach Technologies Ltd (6).

4132 Appleton Side Road

R. R. # 3

Almonte, Ontario K0A 1A0

Canada	1,000	1,000	1,000	*

David Levy

723 Upper Dwyer Hill Rd

West Carleton,

Ontario K0A 1A0

Canada	3,000	3,000	3,000	*

Maria A. Mancini

2710 Travers Drive

Ottawa, Ontario

K1V 8B1 Canada	1,000	1,000	1,000	*

Marlay & Ford LLP (7)

535 Legget Drive, Ste 204

Ottawa, Ontario

K2K 3B8 Canada	1,000	1,000	1,000	*

Ann Matthews

68 Marsh Sparrow Lane

Ottawa, Ontario

K2K 3P2 Canada	4,000	4,000	4,000	*

J. Peter McNaughton

695 Hillcrest Avenue

Ottawa, Ontario

K2A 2N2 Canada	3,000	3,000	3,000	*

Mary E. M. Mills

30 Pentland Crescent

Ottawa, Ontario

K2K 1V5 Canada	3,000	3,000	3,000	*

Dr. Edward Napke

124 Amberwood Crescent

Nepean, Ontario

K2E 7H8 Canada	3,800	3,800	3,800	*

Raj Narula

770 MontcrestDrive

Orleans, Ontario

K4A 2M6 Canada	3,000	3,000	3,000	*

Avril Patrick

101-C 997 North River Rd

Ottawa, Ontario

K1K 3V5 Canada	3,000	3,000	3,000	*

Brian Penney

5224B Harvey Street

Hailfax, Nova Scotia

B3J 1A7 Canada	13,000	13,000	13,000	*

William Petrie

415 Greenview Avenue,

Ste 801

Ottawa, Ontario

K2B 8G5 Canada	1,000	1,000	1,000	*

John A. Roberts

151 Robson Court

Ottawa, Ontario

K2K 2W1 Canada	35,000	35,000	35,000	*

David Schenkel

205 Rideau Place

Ottawa, Ontario

Canada	3,000	3,000	3,000	*

John Scott

16 Fencerow Way

Nepean, Ontario

K2J 4X8 Canada	1,000	1,000	1,000	*

Chris Skillen

7 Winton Road

Toronto, Ontario

M4N 3E2

Canada	36,000	36,000	36,000	*

Robert C. Snell

221 Timber Lane

RR#1, Fitzroy Harbour,

Ontario K0A 1X0

Canada	3,000	3,000	3,000	*

Ron Suter

51 Foxleigh Crescent

Ottawa, Ontario

K2M 1B6 Canada	8,000	8,000	8,000	*

Kim A. Teron

53 Creeks End Lane

Ottawa, Ontario K2H 1C7

Canada	20,000	20,000	20,000	*

Terry Zanatta

53 Newcastle Avenue

Ottawa, Ontario K2K 3B5

Canada                                                 2,000                               2,000                                  2,000                         *

237,400	237,400	237,400	6.53%

Post warrant

Exercise

Bayside Associates Ltd. (8)

Hunkins Waterfront Plaza

P.O. Box 556

Main Street,

Nevis, West Indies	280,000	280,000	680,000	18.69%

Manillo Investors, Ltd. (9)

37 Shepherd Street,

London. W1J 4LH.

United Kingdom	280,000	280,000	680,000	18.69%

Kensington Group, Ltd. (10)

38 Hertford Street,

London. W1Y 7TG.

United Kingdom.	280,000	280,000	680,000	18.69%

Trufello Associates, Ltd. (11)

Hunkins Waterfront Plaza

P.O. Box 556

Main Street,

Nevis, West Indies	280,000	280,000	680,000	18.69%

Castlegate Group Ltd (12)

Ste 4002a,	Central Plaza,

18 Harbour Road,

Wanchai, Hong Kong	280,000	280,000	680,000	93.47%

1,637,400	1,637,400	3,637,400	100.00%

•	less than one percent (1%)

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares, which the selling security holder has the right to acquire within 60 days. Shares of Common Stock subject to a convertible note or warrant currently convertible or exercisable, or convertible or exercisable within 60 days are deemed outstanding for computing the percentage of the selling security holder holding such Convertible Note or warrant, but are not deemed outstanding for computing the percentage of any other person.

The shares being registered include shares held by Directors of the Company, Micah Grinstead, Harry Keays, Dr.Edward Napke, and Chris Skillen, which are subject to the volume limitations of Rule 144.

(1) Using 1,637,400 shares outstanding as of February 28, 2006.

(2) Assumes that all Common Stock beneficially owned before the offering will be sold.

(3) Assumes exercise of warrants but excludes the effects of the conversion of Class A and Class B special shares, which are not convertible for eighteen (18) months.

(4) John Davies is the trustee of J.D. Family Trust and in such capacity has dispositive authority over the Company’s shares held in the name of J.D. Family Trust.

(5) James Saint has dispositive authority over the Company’s shares held in the name of J.R. Saint & Associates Insurance Agencies Ltd

(6) Peter Leach has dispositive authority over the Company’s shares held in the name Leach Technologies Ltd

(7) Robert Ford has dispositive authority over the Company’s shares held in the name Marlay & Ford LLP

(8) Margareta Hedstrom, has dispositive authority over the Company’s shares held in the name of Bayside Associates Ltd. (“Bayside”). The amounts listed for Bayside includes 100% of the shares isssuable upon the exercise of the 400,000 share warrants.

(9) Megan Agha, has dispositive authority over the Company’s shares held in the name of Manillo Investors, Ltd... (“Manillo”). The amounts listed for Manillo includes 100% of the shares isssuable upon the exercise of the 400,000 share warrants.

(10) James Loughran, has dispositive authority over the Company’s shares held in the name of Kensington Group, Ltd. (“Kensington”). The amounts listed for Kensington includes 100% of the shares isssuable upon the exercise of the 400,000 share warrants.

(11) Sophie Leacacos, has dispositive authority over the Company’s shares held in the name of (“Trufello”). The amounts listed for Trufello includes 100% of the shares isssuable upon the exercise of the 400,000 share warrants.

(12) Barry Taleghany has dispositive authority over the Company’s shares held in the name of Castlegate Group, Ltd. (“Castlegate”). The amount listed for Castlegate includes 100% of the shares issuable upon the exercise of the 400,000 share warrants.

Plan of Distribution

Upon the effectiveness of a registration statement pursuant to the Securities Act to which this Prospectus is a part, 3,595,000 shares of Common Stock will be freely tradable without restriction or further registration under the Securities Act, and 42,400 shares being registered on behalf of four of our Directors, Micah Grinstead, Chris Skillen, Harry Keays, Edward Napke, will be subject to the volume limitations of Rule 144. Sales of a substantial number of shares of the Company’s Common Stock in the public market following this offering could adversely affect the market price of the Common Stock.

As we currently lack a public market for our Common Stock, Selling Shareholders will sell at a price of $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. If before our shares are quoted on the OTC Bulletin Board, the Selling Shareholders wish to sell at a price different from $0.10 per share, we will file a post-effective amendment.

Manner of Sale

The shares being offered by the Selling Shareholders may be sold from time to time in one or more transactions (which may involve block transactions):

•	on the OTC Bulletin Board or on such other market on which the Common Stock may from time to time be trading;
•	in privately-negotiated transactions;
•	short sales; or
•	any combination of the above.

The sale price to the public may be the market price prevailing at the time of sale, a price related to the prevailing market price, at negotiated prices or another price as the Selling Shareholders determine from time to time. The Selling Shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Shareholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Shareholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share that may be below the then market price. There can be no assurance that all or any of the shares offered by this prospectus will be sold by the Selling Shareholders. The Selling Shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, may be deemed “underwriters” as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations there under.

The Selling Shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations there under, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the Selling Shareholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

Grant of Registration Rights

We granted registration rights to those entities that purchased our Common Stock and warrants pursuant to our Securities Purchase Agreement dated October 17, 2005 to enable them to sell the Common Stock and shares underlying the warrants they purchased from us. The registration rights require us to file a registration statement on Form F-1 and use our best efforts to cause the registration statement to become effective. In connection with any such registration, we will have no obligation:

•	to assist or cooperate with the Selling Shareholders in the offering or disposition of such shares;
•	to indemnify or hold harmless the holders of any such shares, other than the Selling Shareholders, or any underwriter designated by such holders;
•	to obtain a commitment from an underwriter relative to the sale of any such shares;

•	We assume no obligation or responsibility whatsoever to determine a method of disposition for such shares.

We will use our best efforts to file, during any period during which we are required to do so under our agreement with the Selling Shareholders, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing:

•	the name of any broker-dealers;
•	the number of common shares involved;
•	the price at which the common shares are to be sold;
•	the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;
•	that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and
•	any other facts material to the transaction.

Description of Share Capital

General

We are a Canadian corporation and our affairs are governed by our Articles of Incorporation, our Bylaws and the Canadian Business Corporations Act. The terms of our current share capital are set forth in the Certificate of Amendment to our Articles of Incorporation dated November 9, 2005 and are summarized below.

Class A Common Shares

Our Articles of Incorporation authorize us to issue an unlimited number of Class A Common Shares. The holders of Class Common Shares are entitled to one vote with respect to each Class A Common Share held by such holder. As of February 28, 2006 there are 1,637,400 shares of Class A Common issued and outstanding. The holders of our Class A Common Shares are entitled to receive such dividends, if any, as may be declared by our board of directors from time to time out of legally available funds. The holders of our Class A Common Shares are entitled to receive distributions upon our liquidation, dissolution or winding up of our assets that are legally available for distribution, after payment of all debt and other liabilities, ratably with the holders of our Class A Special Shares and Class B Special Shares.

Class A Special Shares

Our Articles of Incorporation authorize the issuance of up to 11,632,600 Class A Special Shares. Each Class A Special Share is convertible at the option of the holder into fully paid and nonassessable Class A Common Shares in an amount determined by dividing 75% of the Conversion Amount by the number of Class A Special Shares outstanding on the Conversion Trigger Date (as defined in our Articles). As of May 31, 2006 there were 11,632,600 shares of Class A Special Shares issued and outstanding.

Holders of Class A Special Shares are entitled to vote and to such dividends paid and distributions made to the holders of Class A Common Shares to the same extent as if such holders had converted their Class A Special Shares into Class A Common Shares and participate ratably with the holders of any Common Shares and Class B Special Shares.

Class B Special Shares

Our Articles of Incorporation authorizes the issuance of up to 170,000 Class B Special Shares. Holders of our Class B Special Shares are entitled to vote on any matter submitted to the shareholders. The holders of Class B Special Shares vote together as a class with holders of Class A Common Shares and Class A Special Shares. Each Class B Special Share is convertible into five Class A Common Shares. As of May 31, 2006 there were 70,000 shares of Class B Special Shares issued and outstanding.

The following table sets forth the number of shares of common stock issued and outstanding for the period from June 10, 2004 (inception) to February 28, 2006.

Shared Issued	Number	Total Consideration	Subscription Receivable	Amount (Cdn$) Net of Subscription Receivable
- pursuant to a private placement at $0001	6,850,000	685	(564)	121
- pursuant to a private placement at $0.05	3,900,000	195,000	(145)	194,855
- pursuant to a private placement at $0.25	100,000	25,000		25,000
- (less issue costs)
Balance at May 31, 2005	10,850,000	220,685	(709)	219,976
Receipt of Subscription Receivable			709	709
Private Placement – October 25, 2005 $0.75 US	21,000	24,780		24,780
Private Placement – February 7, 2006 $0.75 US	84,000	96,600		96,600
Corporate re-organization	(9,317,600)	(212,091)		(212,091)
Balance at February 28, 2006	1,637,400	129,974		129,974

Options

We have no stock options outstanding.

Share Purchase Warrants

As at the date of this prospectus, the Company had the following share purchase warrants outstanding:

Number of Warrants Outstanding	Potential Number of Shares to Be Issued	Exercisable Until	Exercise Price Per Share
2,000,000	2,000,000	February, 6, 2009	US $0.075

Articles of Incorporation and By-Laws

The following summarizes certain provisions of our Articles of Incorporation, Bylaws and related provisions of the Canada Business Corporation Act.

(1) The Company’s objects and purposes as set forth in the Company’s Articles of Incorporation

The Company’s Articles of Incorporation are silent as to the Company’s objects and purposes.

(2) Matters relating to Directors of the Company:

(i) Director’s power to vote on a proposal, arrangement or contract in which the director is materially interested:

A Director who is interested in an existing or proposed contract or transaction with the Company or who holds any office or possesses any property which might created a conflict with his duty or interest as a Director shall declare the nature and extent of such interest or conflict or potential conflict with his duty and interest as a Director in accordance with the Canada Business Corporations Act (the “Company Act”)

.	A Director shall not vote in respect of any contract or transaction with the Company in which he is interested. The foregoing shall not apply to:

(a)

any contract or transaction relating to a loan to the Company, which a Director or a corporation or firm in which he has an interest has guaranteed or joined in guaranteeing the repayment of the loan or any part of the loan;

(b)	any contract or transaction made with, or for the benefit of a holding or subsidiary corporation of which a Director is a director;

(c)

any contract by a Director to subscribe for or underwrite shares, debentures or debt obligations to be issued by the Company, or any contract, arrangement or transaction in which a Director is interested if all the other Directors are also interested therein; or

(d)	determining the remuneration of the directors.

The foregoing prohibitions and exceptions may from time to time be suspended or amended by ordinary resolution, either generally or in respect of a particular contract, arrangement or transaction or for any particular period.

(ii)Directors’ power, in the absence of an independent quorum, to vote compensation to themselves or any members of their body:

The remuneration of the Directors may be determined by the shareholders, unless the Directors are authorized to determine their remuneration. Such remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company who is also a Director. The Directors shall be repaid such reasonable expenses as they may incur on behalf of the Company and if any Director shall perform any services for the Company that in the opinion of the Directors are outside the ordinary duties of a Director or shall otherwise be occupied in the Company’s business, he may be paid a remuneration to be fixed by the Board, or, at the option of such Director, by the Company in general meeting, and such remuneration may be either in addition to, or in substitution for any other remuneration that he may be entitled to receive. The Directors on behalf of the Company, unless otherwise determined by ordinary resolution, may pay a gratuity or pension or allowance on retirement to any Director who has held any salaried office or place of profit with the Company or to his spouse or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.”

(iii) Borrowing powers exercisable by the directors and how such borrowing powers can be varied:

The Directors may at their discretion authorize the Company to borrow any sum of money for the purposes of the Company and may raise or secure the repayment of that sum in such manner and upon such terms and conditions as they think fit, and in particular by the issue of bonds or debentures, on any mortgage or charge, whether specific or floating, or other security on the undertaking or the whole or any part of the property of the Company, both present and future.

(iv)The Company’s Articles are silent as to the retirement or non-retirement of directors under an age limit requirement.

(v) Number of shares, if any, required for qualification:

No Director shall be required to hold a share in the Company as qualification for his office.

(3) Rights, preferences and restrictions attaching to each class of shares:

(i)	Dividend rights, including time limit after which dividend entitlement lapses.

The Company’s shareholders, subject to the rights, privileges and restrictions attaching to a particular class of shares, have the right to receive dividends if, as and when declared by the Board of Directors. Neither the Company Act nor the Company’s Articles provides for lapses in dividend entitlement.

(ii) Voting rights; staggered re-election intervals; cumulative voting.

Each of the Company’s Common Shares entitles the holder to one vote at any annual or special meeting of shareholders. The Company’s Articles provide for election of directors on a rotation basis. The Company’s shareholders do not have cumulative voting.

(iii) Rights to share in surplus in event of liquidation

In the event of the Company’s liquidation, dissolution or winding-up or other distribution of the Company’s assets, the holders of Common Shares, Class A and B Special Shares will be entitled to receive, on a pro rata basis, all of the assets remaining after the Company’s liabilities have been paid out.

(iv) Other

There are no redemption or sinking fund provisions with respect to the Company’s Common Shares. Common shareholders have no liability as to further capital calls by the Company. There are no provisions discriminating against any existing or prospective holder of the Company’s Common Shares as a result of such shareholder owning a substantial number of the Company’s Common Shares. Holders of the Company’s Common Shares do not have pre- emptive rights.

(4) Actions necessary to change the rights of holders of the Company’s stock:

In order to change the rights of holders of a class of the Company’s stock, a vote of at least three- quarters of the issued and outstanding shares of that class is required.

(5)      Conditions governing manner in which annual general meetings and extraordinary general meetings of shareholders are convoked, including conditions of admission:

(i) Annual Meeting

The first annual general meeting shall be held within 15 months from the date of incorporation and thereafter an annual general meeting shall be held once in every calendar year at such time, not being more than 13 months after the holding of the last preceding annual general meeting and place as the Directors shall appoint.

(ii) Special Meetings

The Directors may, whenever they think fit, convene an extraordinary general meeting. An extraordinary general meeting may also be convened if requisitioned in accordance with the Company Act, by the Directors or, if not convened by the Directors, by the requisitionists as provided in the Company Act.

Not less than 10 days notice of any general meeting specifying the time and place of meeting and in case of special business, the general nature of that business shall be given to any person as may be entitled to receive such notice from the Company. The accidental omission to give such notice or the non-receipt of such notice by any of such persons shall not invalidate any proceedings at that meeting.

Exchange Controls

There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to a non-resident holder of common stock, other than withholding tax requirements. See “Taxation” below.

There is no limitation imposed by Canadian law or by the constituent documents of the Company on the right of a non-resident to hold or vote Common Shares, other than are provided in the Investment Canada Act (Canada). The following summarizes the principal features of the Investment Canada Act (Canada).

Investment Canada Act

The Investment Canada Act (the “ICA”) provides, among other things, that an acquisition by a non-Canadian as defined by the ICA (which includes an individual, a government or an agency thereof, or a corporation, partnership, trust or joint venture, which is not Canadian or Canadian-controlled) of more than 50 percent of the voting shares of a corporation incorporated in Canada carrying on a Canadian business is deemed to be an acquisition of control and, if the value of the Canadian business exceeds certain stipulated thresholds, is subject to Canadian Government administrative review and possible prohibition if the Canadian Minister of Industry is not satisfied that the acquisition is of “net benefit” to Canada. The ICA further provides that the acquisition of less than a majority but one-third or more of the voting shares of a corporation incorporated in Canada carrying on a Canadian business is presumed to be an acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares.

Markets

The common shares of Radiate are not listed on any stock exchange although it is the intention of our management to seek a quotation of our common shares on the OTC Bulletin Board. There will continue to be no market for our Common Stock in the United States until our Common Stock is quoted on the OTC Bulletin Board.

It is likely that shares of our Common Stock, assuming a market were to develop in the United States, will be subject to the regulations on the sale of penny stocks; consequently, the market liquidity for the Common Stock may be adversely affected by such regulations limiting the ability of broker/dealers to sell our Common Stock and the ability of shareholders to sell their securities in the secondary market in the United States. If our Common Stock is a penny stock then any broker-dealer who recommends our Common stock to a person other than a prior customer must before the sale make a written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. In addition u less an exemption is available the broker-dealer must deliver a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny y stock market prior to any transaction.

Moreover, shares may only be sold or transferred by shareholders in those jurisdictions in the United States in which an exemption for such “secondary trading” exists or in which the shares may have been registered.

Cottonwood Stock Transfer, located in Salt Lake City, Utah, will be the registrar and transfer agent for the Company’s common shares.

Taxation

Material Canadian Federal Income Tax Consequences

The following discussion describes the material Canadian federal income tax consequences applicable to a holder of Common Stock of the Company who is: (a) a resident of the United States and who is not a resident of Canada for purposes of the Canada – United States Tax Convention (1980), as amended (the “Convention”); and (b) who does not use or hold, and is not deemed to use or hold, his shares of Common Stock of the Company in connection with carrying on a business in Canada (a “Non-Resident Shareholder”). Management of the Company intends file an application to have our shares quoted on the OTC Bulletin Board and immediately thereafter intends to make an application to apply to list the shares of the Company on the Frankfurt Stock Exchange in Germany . The following discussion assumes that the shares of the Company are listed on the Frankfurt Stock Exchange.

This summary is based upon the current provisions of the Income Tax Act (Canada) (the “ITA”), the regulations thereunder (the “Regulations”), the current publicly announced administrative and assessing policies of the Canada Revenue Agency and all specific proposals (the “Tax Proposals”) to amend the ITA and Regulations announced by the Minister of Finance (Canada) prior to the date hereof. This description is not exhaustive of all possible Canadian federal income tax consequences and, except for the Tax Proposals, does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action.

Dividends

Dividends paid on the common stock of the Company to a Non-Resident Shareholder will be subject to withholding tax. The Convention provides that the normal 25% withholding tax rate is reduced to 15% on dividends paid on shares of the Company to most Non-Resident Shareholders, and provides for a further reduction of this rate to 5% where the beneficial owner of the dividends is a Non-Resident Shareholder which is a corporation and which owns at least 10% of the voting shares of the Company.

Capital Gains

A Non-Resident Shareholder will not be subject to tax under the ITA with respect to any capital gains realized upon the disposition of shares of Common Stock of the Company unless such shares constitute “taxable Canadian property” of a Non-Resident Shareholder (as defined in the ITA). Even if such shares constitute “taxable Canadian Property” of a Non-Resident Shareholder, the Non-Resident Shareholder will be entitled to relief from Canadian income tax under the Convention unless the value of the Company’s shares is derived principally from real property situated in Canada.

The Common Stock of the Company will not constitute taxable Canadian property of a Non-Resident Shareholder at any time provided such Non-Resident Shareholder, person’s with whom the Non-Resident Shareholder did not deal at arm’s length or the Non-Resident Shareholder together with such persons, did not own at any time during the five year period immediately preceding that time, 25% or more of the issued shares of any class or series of the capital stock of the Company.

Legal matters

Certain legal matters with respect to the issuance of shares of Common Stock offered hereby will be passed upon by David M. Dobbs, P.C.

Where You Can Find More Information

We file reports and other information with the U.S. Securities and Exchange Commission. You may read and copy any document that we file at the SEC’s public reference facilities at 100F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings are also available to you free of charge at the SEC’s web site at www.sec.gov.

Index to Financial Statements

Report of Independent Registered Accounting Firm	F-1
Balance Sheet as of May 31, 2005	F-2

Statement of Operations for the period from inception (June 10, 2004)

through May 31, 2005	F-3

Statement of Changes in Shareholders’ Equity for the period from

inception (June 10, 2004) through May 31, 2005	F-4

Statement of Cash Flows for the period from inception (June 10, 2004)

through May 31, 2005	F-5
Notes to Financial Statements	F-6
Balance Sheet as of February 28, 2006 (Unaudited)	F-10

Statements of Operations for the three months ended February 28, 2006 and 2005,

the nine months ended February 28, 2006, the period from inception (June 10, 2004)

through May 31, 2005 and the period from inception (June 10, 2004)

through May 31, 2006 (Unaudited)	F-11

Statements of Cash Flows for the nine months ended February 28, 2006, the period from inception (June 10, 2004) through May 31, 2005 and the period from

inception (June 10, 2004) through May 31, 2006 (Unaudited)	F-12
Notes to Unaudited Financial Statements	F-13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Radiate Research Inc.

(A Development Stage Company)

Ottawa, Canada

We have audited the accompanying balance sheet of Radiate Research Inc. (a development stage company) as of May 31, 2005, and the related statements of operations, shareholders’ equity and cash flows for the period from June 10, 2004 (inception) to May 31, 2005. These financial statements are the responsibility of Radiate Research Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Radiate Research Inc. as of May 31, 2005, and the results of its operations and its cash flows for the period described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Radiate Research Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, Radiate Research Inc. had net assets of $6,437 and incurred net losses of $213,539 as of May 31, 2005, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to those matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Malone & Bailey, PC

www.malone-bailey.com

Houston, Texas

November 16, 2005

RADIATE RESEARCH INC.

(A Development Stage Company)

BALANCE SHEET

May 31, 2005

(Amounts in Canadian dollars, unless otherwise noted)

ASSETS
Current assets
Cash	$13,683
Accounts receivable	1,912
Value added taxes recoverable	3,072
Inventory	8,278
Prepaid assets	7,500
Total assets	$ 34,445

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$ 23,019
Sales taxes payable	444
Due to former officer	4,545
Total current liabilities	28,008

Shareholders’ equity
Special Shares:
Class A convertible special shares, without par value, 11,632,600 shares authorized, none issued and outstanding	-
Class B convertible special shares, without par value, 170,000 shares authorized, none issued and outstanding	-
Common stock, without par value, unlimited shares authorized, 10,850,000 shares issued and outstanding	220,685
Subscription receivable	(709)
Deficit accumulated during the development stage	(213,539)
Total shareholders’ equity	6,437
Total liabilities and shareholders’ equity	$34,445

See summary of significant accounting policies

and notes to financial statements.

RADIATE RESEARCH INC.

(A Development Stage Company)

STATEMENT OF OPERATIONS

For the Period from June 10, 2004 (Inception) Through May 31, 2005

(Amounts in Canadian dollars, unless otherwise noted)

Inception Through May 31, 2005
Sales	$ 7,454
Cost of goods sold	13,014

Gross loss	(5,560)

Operating costs
Consulting	91,750
Research and development	54,970
Professional fees	16,010
Other general and administrative	45,249

Total operating costs	207,979

Net loss	$ (213,539)
Net loss per share, basic and diluted	$ (0.04)
Weighted average shares outstanding used in per share computations	5,450,000

See summary of significant accounting policies

and notes to financial statements.

RADIATE RESEARCH INC.

(A Development Stage Company)

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Period from June 10, 2004 (Inception) Through May 31, 2005

(Amounts in Canadian dollars, unless otherwise noted)

	Special Shares		Common Stock		Subscription Receivable	Deficit Accumulated During the Development Stage	Total
	Shares	Amount	Shares	Amount
	-	$ -	10,850,000	$220,685	$ (709)	$ -	$ 219,976
Stock issued for cash	-	-	-	-	-	(213,539)	(213,539)
Net loss	-	$ -	10,850,000	$220,685	$ (709)	$ (213,539)	$ 6,437
Balance at May 31, 2005

See summary of significant accounting policies

and notes to financial statements.

RADIATE RESEARCH INC.

(A Development Stage Company)

STATEMENT OF CASH FLOWS

For the Period from June 10, 2004 (Inception) Through May 31, 2005

(Amounts in Canadian dollars, unless otherwise noted)

Inception Through May 31, 2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(213,539)
Adjustments to reconcile net loss to cash provided by operating activities:
Change in
Accounts Receivable	(1,912)
Value Added Taxes Recoverable	(3,072)
Inventory	(8,278)
Prepaid Assets	(7,500)
Accounts Payable and Accrued Liabilities	23,019
Sales Taxes Payable	444
NET CASH USED IN OPERATING ACTIVITIES	(210,838)

CASH FLOWS FROM FINANCING ACTIVITIES
Due to Former Officer	4,545
Issuance of Common Shares for cash	219,976
NET CASH PROVIDED BY FINANCING ACTIVITIES	224,521
NET CHANGE IN CASH	13,683
CASH AT BEGINNING OF PERIOD	-
CASH AT END OF PERIOD	$13,683

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$-
Cash paid for income taxes	$-

See summary of significant accounting policies

and notes to financial statements.

RADIATE RESEARCH INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

(Amounts in Canadian dollars, unless otherwise noted)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business

Radiate Research Inc. (“Radiate”) was incorporated under the Canada Business Corporations Act on June 10, 2004, and filed Articles of Amendment on November 9, 2005. Radiate is developing systems and equipment utilizing foil heating technology.

Revenue recognition

Radiate recognizes revenues at the time of shipping or substantial completion of installation of the products. Billings in advance of services rendered will be recorded as deferred revenue and are recognized at the time services are rendered.

Research and development

Research costs are expensed as incurred. Development costs are expensed in the year incurred unless management believes a development project meets the generally accepted accounting criteria for deferral and amortization. In the opinion of management, no development costs incurred to date meet all the criteria for deferral and amortization. Therefore, all development costs have been expensed as incurred. While there are government programs available to provide assistance on eligible research and development expenses, it is not presently Radiate’s intention to apply for such assistance given the relatively modest amounts involved vs. the effort required.

Income taxes

Future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Foreign currency

Foreign currency transactions are translated into Canadian dollars at exchange rates in effect on the date of the transactions. Monetary assets and liabilities are translated into Canadian dollars at the exchange rate in effect as at the balance sheet date. Foreign currency gains and losses are included in income.

Use of estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Earnings (loss) per share

For the purposes of the basic and fully diluted earnings (loss) per share computation, the weighted average number of common shares has been used.

Concentrations of credit risk

Radiate is exposed to credit-related losses in the event of non-performance by counterparties. Credit exposure is minimized by dealing with only creditworthy counterparties.

Fair values

The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and notes payable approximate fair values due to the short-term maturities of these instruments.

Recently issued accounting pronouncements

Radiate does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Radiate’s results of operations, financial position or cash flow.

NOTE 2 – GOING CONCERN

Radiate has had minimal operations since inception, is a development stage company and has limited capital resources. As shown in the attached financial statements, Radiate had net assets of $6,437 and had incurred net losses of $213,539 as of May 31, 2005. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These financials statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should Radiate be unable to continue as a going concern. Radiate’s continued existence is dependent upon its ability to raise capital through private securities offerings and secure debt financing and use these sources of capital to develop and enhance its lines of foil heating system products and grow its sales of the Mothers Warmth Comfort Change System product line. Management is focusing on targeting its existing product line in retail stores that specialize in baby products, continuing its marketing efforts in Canada and expanding marketing activities in the United States. Through organic growth and funding via loans and private placement offerings, Radiate plans to continue to increase the profitability of its operations necessary to support operating requirements. There can be no assurance that any of management’s plans as described above will be successfully implemented or that Radiate will continue as a going concern.

NOTE 3 – COMMON STOCK AND SPECIAL SHARES

On November 9, 2005, Radiate amended the Articles of Incorporation to:

(a)	Change the status of the company from Private to Public
(b)	Create a new class of shares of the Corporation consisting of an unlimited number of shares and designated as the “Class A Common Shares”
(c)	Create a new class of shares in the capital of the Corporation consisting of 11,632,600 shares and designated as the “Class A Special Shares”
(d)	Create a new class of shares in the capital of the Corporation consisting of 170,000 shares and designated as the “Class B Special Shares”

On January 3, 2006, as part of the reorganization of Radiate’s share capital described above, Radiate authorized the issuance of 11,632,600 Class A Convertible Special Shares and 237,400 Class A Common Shares in exchange for the 11,870,000 original series common shares issued and outstanding.

Radiate analyzed the Class A Convertible Special Shares for derivative accounting consideration under SFAS 133, Accounting for Derivative Instruments and Hedging Activities. Radiate determined the economic characteristics and risks of the embedded conversion option were clearly and closely related to the preferred stock. Specifically, the Class A Convertible Special shareholders are entitled to voting rights equal to the number of shares of Common Shares into which they are convertible. In addition, the Special Shares are not redeemable at the holder’s option. Therefore, derivative accounting is not applicable for the convertible instrument.

During fiscal 2006, 70,000 Class B Convertible Special shares were issued to two consultants for $26,250 in services. The shares were valued at fair market value.

Radiate analyzed the Class B Convertible Special Shares for derivative accounting consideration under SFAS 133, Accounting for Derivative Instruments and Hedging Activities. Radiate determined the economic characteristics and risks of the embedded conversion option were clearly and closely related to the preferred stock. Specifically, the Class B Convertible Special Shareholders are entitled to voting rights equal to the number of shares of Common Shares into which they are convertible. In addition, the special shares are not redeemable at the holder’s option. Therefore, derivative accounting is not applicable for the convertible instrument.

The Share Capital at May 31, 2005, after giving retroactive effect to the changes above, is as follows:

(a)	Special shares
1.	Class A Special Shares

Rank in priority to the Common Shares and any other class of shares currently outstanding or created hereafter, other than the Class B Special Shares. Except in the case of liquidation, no dividends are payable on the Class A Special Shares. Except as otherwise provided by law, the Class A shares are entitled to the number of votes as if the shares had been converted to Common Shares.

The Class A Special Shares are convertible at the option of the holders, after eighteen months, into the number of common shares sufficient to ensure that the former Class A Special Shareholders, as a class, will hold 75% of the then issued and outstanding common shares.

Authorized: 11,632,600 shares

Issued and outstanding: Nil

2.	Class B Special Shares

Rank in priority to the Common Shares and any other class of shares currently outstanding or created hereafter, other than the Class A Special Shares. Except in the case of liquidation, no dividends are payable on the Class B Special Shares. Except as otherwise provided by law, the Class B shares are entitled to the number of votes as if the shares had been converted to Common Shares.

The Class B Special Shares are convertible at the option of the holders, after eighteen months, into five (5) common shares of the Corporation.

Authorized: 170,000 shares

Issued and outstanding: Nil

(b)	Common shares – During fiscal 2005, 10,850,000 common shares were issued for $219,976 in cash and $709 in subscription receivables.

NOTE 4 - RELATED PARTY TRANSACTION:

Contract fees of $78,000 were paid to related parties during fiscal 2005. Related parties also advanced $6,500 to Radiate as demand loans, $2,000 of which were repaid during the period.

We entered into a License Agreement with Abond Corporation on March 9, 2005. One of our Directors, Mr. Ronen Katz is an officer and director of Abond Corporation and he owns 50% of the outstanding common stock of Abond. The License Agreement grants Abond Corporation the non-exclusive right to manufacture and market our Mothers Warmth Comfort Change System for a period of five years. The License Agreement requires that Abond Corporation pay us an annual royalty of seven percent (7%) of the Net Sales Price of Change System. To date, Abond has not made any sales and no royalties have been earned by Radiate. We believe the terms of the license agreement with Abond are as favourable as terms that could have been obtained from an unaffiliated source.

NOTE 5 INCOME TAXES

Radiate has a loss at May 31, 2005 available to reduce future years’ taxable income. The approximate amounts and expiry dates of these non-capital loss carry forwards are as follows:

Year to expire	Federal	Provincial
2011-12	$ 213,000	$ 213,000
	$ 213,000	$ 213,000

Deferred tax assets	$ 31,950
Less: valuation allowance	(31,950)

Net deferred taxes	$-

F-11

RADIATE RESEARCH INC.

(A Development Stage Company)

BALANCE SHEET

(Amounts in Canadian dollars, unless otherwise noted)

(Unaudited)

February 28, 2006
ASSETS
Current assets
Cash	$ 45,078
Accounts receivable	22,721
Value added taxes recoverable	4,521
Prepaid assets	-
Inventory	7,353
Total current assets	79,673

Capital assets, net	3,405
Total assets	$ 83,078

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities
Accounts payable and accrued liabilities	$ 25,106
Sales taxes payable	-
Due to former officer	4,950
Total current liabilities	30,056

Derivative liability	133,901

Total liabilities	163,957
Commitments
Shareholders’ equity deficit
Special Shares:
Class A convertible special shares without par value, 11,632,600 shares authorized, issued and outstanding at February 28, 2006	421,129
Class B convertible special shares, without par value, 170,000 shares authorized, 70,000 issued and outstanding at February 28, 2006	26,250
Class A Common shares, without par value, unlimited shares authorized, 1,637,400 shares issued and outstanding at February 28, 2006	129,974
-
-
Deficit accumulated during the development stage	(658,232)

Total shareholders’ deficit	(80,879)
Total liabilities and shareholders’ deficit	$ 83,078

F-13

RADIATE RESEARCH INC.

(A Development Stage Company)

STATEMENTS OF OPERATIONS

(Amounts in Canadian dollars, unless otherwise noted)

(Unaudited)

	Three Months Ended February 28		Nine Months Ended February 28	Inception (June 10, 2004) Through	Inception (June 10, 2004) Through
	2006	2005	2006	February 28, 2005	February 28, 2006
Sales	$ 3,411	$ -	28,436	$ -	$ 35,890
Cost of goods sold	1,528	-	36,239	-	49,253

Gross margin (loss)	1,883	-	(7,803)	-	(13,363)

Operating costs
Consulting	61,288	-	171,788	31,250	263,538
Research and development	-	44,435	3,329	55,351	58,299
Professional fees	46,097	1,034	73,407	4,448	89,418
Other general and administrative	13,641	16,271	54,464	27,280	99,713

Total operating costs	121,026	62,375	302,988	118,329	510,968

Net loss from operations	(119,143)	(62,375)	(310,791)	(118,329)	(524,331)

Loss on derivative liability	(133,901)	-	(133,901)	-	(133,901)

Net loss	$ (253,044)	$ (62,375)	$ (444,692)	$ (118,329)	$ (658,232)
Net loss per share, basic and diluted	$(0.30)	$(0.36)	$(1.03)	$(0.91)
Weighted average shares outstanding used in per share computations	837,844	174,289	430,762	129,734

RADIATE RESEARCH INC.

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

(Amounts in Canadian dollars, unless otherwise noted)

(Unaudited)

	Nine Months Ended February 28, 2006	Inception (June 10, 2004) Through February 28, 2005	Inception (June 10, 2004) Through February 28, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (444,692)	$ (118,329)	$ (658,232)
Adjustments to reconcile net loss to cash provided by operating activities:
Shares issued for services	26,250	-	26,250
Loss on derivative liability	133,901	-	133,901
Depreciation	375	-	375
Change in operating assets and liabilities
Accounts receivable	(20,809)	(809)	(22,721)
Value added taxes recoverable	(1,449)	(3,060)	(4,521)
Inventory	924	(1.380)	(7,353)
Prepaid expenses	7,500	-	-
Accounts payable and accrued liabilities	2,048	3,835	30,056
NET CASH USED IN OPERATING ACTIVITIES	(295,952)	(119,743)	(502,245)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(3,780)	-	(3,780)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common shares	331,127	120,685	551,103
NET CHANGE IN CASH	31,395	942	45,078
CASH AT BEGINNING OF PERIOD	13,683	-	-
CASH AT END OF PERIOD	$ 45,078	$ 942	$ 45,078

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$ -	$ -	$ -
Cash paid for income taxes	$ -	$ -	$ -

NON-CASH TRANSACTIONS:
Common shares exchanged for special series A shares	$	$ -	$

RADIATE RESEARCH INC.

(A Development Stage Company)

NOTES TO THE UNAUDITED INTERIM FINANCIAL STATEMENTS

AT FEBRUARY 28, 2006

(Amounts in Canadian dollars, unless otherwise noted)

NOTE 1 - BASIS OF FINANCIAL STATEMENTS

The accompanying unaudited interim financial statements of Radiate Research Inc. (“Radiate”), have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”), and should be read in conjunction with the audited financial statements and notes thereto contained in Radiate’s audited financial statements filed with the SEC on Form F-1. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements, which would, substantially duplicate the disclosure contained in the audited financial statements for fiscal 2005 as reported in form F-1 have been omitted.

NOTE 2 – GOING CONCERN

Radiate has had minimal operations since inception, is a development stage company and has limited capital resources. As shown in the attached financial statements, Radiate had a deficit accumulated during the development stage of $658,322 and negative net worth of $80,879 for the period from Inception to February 28, 2006. Radiate has not obtained profitable operations and is dependent upon obtaining financing to pursue research and development activities. These matters raise substantial doubt about Radiate’s ability to continue as a going concern. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These financials statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should Radiate be unable to continue as a going concern.

NOTE 3 – EQUITY

On November 9, 2005, Radiate amended its Articles of Incorporation to:

(a)	Change the status of Radiate from Private to Public
(b)	Create a new class of shares of the Corporation consisting of an unlimited number of shares and designated as the Class A Common Shares (“Class A Common Shares”)
(c)	Create a new class of shares in the capital of the Corporation consisting of 11,632,600 shares and designated as the Class A Special Shares (“Class A Convertible Special Shares”)

(d)	Create a new class of shares in the capital of the Corporation consisting of 170,000 shares and designated as the Class B Special Shares (“Class B Convertible Special Shares”)

The Share Capital at February 28, 2006, after giving effect to the changes above, is as follows:

(a)	Special shares
1.	Class A Convertible Special Shares

Rank in priority to the Common Shares and any other class of shares currently outstanding or created hereafter, other than the Class B Convertible Special Shares. Except in the case of liquidation, no dividends are payable on the Class A Convertible Special Shares. Except as otherwise provided by law, the Class A shares are entitled to the number of votes as if the shares had been converted to Common Shares.

On January 3, 2006, as part of the reorganization of Radiate’s share capital described above, Radiate authorized the issuance of 11,632,600 Class A Convertible Preferred Stock and 237,400 Class A Common Shares in exchange for the 11,870,000 original series common shares issued and outstanding.

The Class A Convertible Special Shares are convertible at the option of the holders, after eighteen months, into the number of common shares sufficient to ensure that the former Class A Convertible Special Shareholders, as a class, will hold 75% of the then issued and outstanding common shares.

2.	Class B Convertible Special Shares

Rank in priority to the Common Shares and any other class of shares currently outstanding or created hereafter, other than the Class A Convertible Special Sahres. Except in the case of liquidation, no dividends are payable on the Class B Convertible Special Shares. Except as otherwise provided by law, the Class B shares are entitled to the number of votes as if the shares had been converted to Common Shares.

During the nine months ended February 28, 2006, 70,000 Class B Convertible SpecialShares were issued for $26,250 in services. The shares were valued at market.

The Class B Convertible Special Shares are convertible at the option of the holders, after eighteen months, into five common shares of Radiate.

Radiate analyzed the Class A and Class B Convertible Special Shares for derivative accounting consideration under SFAS 133, Accounting for Derivative Instruments and Hedging Activities. Radiate determined the economic characteristics and risks of the embedded conversion options were clearly and closely related to the Special Shares.. Specifically, the Class A Convertible Special Shareholders are entitled to voting rights equal to the number of shares of Common Shares into which they are convertible. In addition, the Special Shares are not redeemable at the holder’s option. Therefore, derivative accounting is not applicable for these convertible instruments.

(b)

Class A Common Stock and common stock (original series) – During fiscal 2006, original series common shares were issued for $209,747 in cash. The original series shares were subsequently cancelled as part of the share capital reorganization described above. Subsequent to the share capital reorganization, 1,400,000 Series A Common shares and 2,000,000 stock purchase warrants were issued for $121,380 in cash (US$105,000).

(c)

Warrants – During fiscal 2006, in connection with Class A Common Share issuances, Radiate issued 2,000,000 share purchase warrants. The warrants are freestanding instruments with a term of three years and an exercise price of US$0.075 per share.

3.

Radiate analyzed the warrant instruments for derivative accounting consideration under SFAS 133 and EITF 00-19. Radiate determined the warrants did not meet the criteria for classification in shareholders’ equity under SFAS 133 and EITF 00-19 due to investor registration rights with liquidated damages to be paid by Radiate in the event: the registration statement is not filed timely; the registration statement is not declared effective within a stated timeframe; or an effective registration statement later ceases to be effective. Radiate determined that it would be more economic to issue registered shares than to issue unregistered shares and pay the maximum liquidated damage per share. Derivative accounting is therefore applicable for the warrant instruments due to Radiate’s inability to control registration.

4.

The warrants were valued using the Black-Scholes model, using a stock price of US$0.075; volatility of 135.87%; annual dividends rate of 0%; and a discount rate of 4.47%. The fair value of the derivative was computed at $133,901 (US$116,436) at inception on February 1, 2006. This derivative liability will be marked-to-market each quarter with the change in fair value recorded in the income statement.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Commission Policy on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to contracts, statutes, or otherwise, the SEC has advised us that in its opinion, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether our indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

By-laws

Our By-laws provide that we shall indemnify our officers and directors against all costs, charges and expenses reasonably incurred by them regarding any civil, criminal or administrative claim to which that person is made a party by reason of having been an officer or director of Radiate provided that the indemnified person acted in good faith in the best interests of Radiate and the indemnified person, in any criminal or administrative proceeding resulting in a monetary penalty, had reasonable grounds for believing that the conduct was lawful..

Item 7. Recent Sales of Unregistered Securities.

On December 10, 2005, we completed a private placement of units consisting of our Common Stock and warrants to purchase our Common Stock. In connection with the private placement, we issued 1,400,000 shares of our Common Stock and warrants to purchase an aggregate of 2,000,000 shares of Common Stock.

The following table sets forth our private sale of our shares of common stock from inception through February 28, 2006

hared Issued	Number	Total Consideration	Subscription Receivable	Amount (Cdn$) Net of Subscription Receivable
- pursuant to a private placement at $0001	6,850,000	685	(564)	121
- pursuant to a private placement at $0.05	3,900,000	195,000	(145)	194,855
- pursuant to a private placement at $0.25	100,000	5,000		25,000
- (less issue costs)
Balance at May 31, 2005	10,850,000	220,685	(709)	219,976
Receipt of Subscription Receivable			709	709
Private Placement – October 25, 2005 $0.75 US	21,000	24,780		24,780
Private Placement – February 7, 2006 $0.75 US	84,000	96,600		96,600
Corporate re-organization	(9,317,600)	(212,091)		(212,091)
Balance at February 28, 2006	1,637,400	129,974		129,974

Item 8. Exhibits and Financial Statement Schedules.

(a) The following Exhibits are filed as part of this Registration Statement:

3.1 Articles of Incorporation*

3.2 Certificate of Amendment of Articles of Incorporation*

3.3 Bylaws*

4.1 Specimen Share Certificate*

4.2 Form of Warrant*

5.1 Opinion of David M. Dobbs, P.C.*

10.1 Assignment of Patent Application from Micah Grinstead, John Roberts and Chris Skillen to Registrant*

10.2 License Agreement between the Registrant and Abond Corporation*

10.3 Form of Securities Purchase Agreement among the Registrant and the named Purchasers*

10.4 Consulting Agreement between the Registrant and Ross Tuddenham*

23.1 Consent of Malone & Bailey, PC*

23.1 Consent of David M. Dobbs, P.C.*

*Previously Filed

(b) All schedules have been omitted because information required has been included with the Financial Statements or notes thereto or is otherwise not applicable.

Item 9. Undertakings.

1.	The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that paragraphs (a) and (b) shall not apply if such information is contained in periodic reports filed by the Registrant under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference into this Registration Statement.

(c)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report under Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.

The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to Shareholders that is incorporated by reference in the prospectus and furnished under and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

6.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned Registrant according the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

7.

The Registrant undertakes that each prospectus filed pursuant to Rule 424(b) as part of the registration statement related to the offering, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use , supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, Province of Ontario, Canada on June 26, 2006.

RADIATE RESEARCH INC.

By: /s/ Micah Grinstead, Chief Executive Officer and President

Each person whose signature appears below constitutes and appoints Micah Grinstead his true and lawful attorney-in-fact with full power of substitution and resubstitution for him and in his name place and stead in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission hereby ratifying and confirming all that said attorney-in-fact or his substitute each acting alone may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

__________________________________

Micah Grinstead, Chief Executive Officer, President, Principal Financial and Accounting Officer and Director

_________________________________

Chris Skillen, Director

__________________________________

Harry Keays, Director

__________________________________

Edward Napke, Director

__________________________________

William L. Sklar, Director

__________________________________

Ronen Katz, Director

Exhibit Index

3.1 Articles of Incorporation*

3.2 Certificate of Amendment of Articles of Incorporation*

3.3 Bylaws*

4.1 Specimen Share Certificate*

4.2 Form of Warrant*

5.1 Opinion of David M. Dobbs, P.C.*

10.1 Assignment of Patent Application from Micah Grinstead, John Roberts and Chris Skillen to Registrant*

10.2 License Agreement between the Registrant and Abond Corporation*

10.3 Form of Securities Purchase Agreement among the Registrant and the named Purchasers*

10.4 Consulting Agreement between the Registrant and Ross Tuddenham*

23.1 Consent of Malone & Bailey, PC*

23.2 Consent of David M. Dobbs, P.C.*

*Previously Filed